Exhibit 99.2

Gladstone Land Corporation Announces Conditional Optional Redemption of all Outstanding

Shares of its Series A Preferred Stock

MCLEAN, Va., January 12, 2021 – Gladstone Land Corporation (Nasdaq: LAND) (the “Company”) today announced the conditional optional redemption of all of the outstanding shares of its 6.375% Series A Cumulative Term Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The optional redemption is contingent upon the closing of an offering of the Company’s Series D Cumulative Term Preferred Stock on or prior to February 11, 2021, with net proceeds to the Company sufficient to effect the redemption of the Series A Preferred Stock. The Company may waive the contingencies with respect to the redemption, may authorize a partial redemption and may cancel the redemption at its sole discretion. There can be no assurance that the Company will complete the redemption.

Notice of redemption on a conditional basis will be sent and publicized with respect to the Series A Preferred Stock, with a conditional redemption date of February 12, 2021. The Series A Preferred Stock will be redeemed at a price equal to $25.0486979 per share, representing the payment of the liquidation preference of $25.00, plus an amount equal to accrued and unpaid dividends to but excluding February 12, 2021 in the amount of $0.0486979 per share.

The Series A Preferred Stock (Nasdaq: LANDP; CUSIP No. 376549 200) is held in book-entry form through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. After the redemption date, shares of Series A Preferred Stock will no longer be outstanding and all rights with respect to such shares will cease and terminate, except the right to payment of the redemption price. Also upon redemption, the Series A Preferred Stock will be delisted from trading on The Nasdaq Global Market.

Payment to DTC will be made by Computershare, the Company’s redemption agent for the Series A Preferred Stock. Questions regarding redemption of the Series A Preferred Stock or the procedures therefor may be referred to Computershare at 150 Royall Street, Canton, MA 02021, Attn: Corporate Actions, Telephone No.: (855) 396-2084.

This press release does not constitute a notice of redemption under the Articles Supplementary governing the Series A Preferred Stock and is qualified in its entirety by reference to the notice of redemption issued by the Company.

About Gladstone Land Corporation

Founded in 1997, Gladstone Land is a publicly-traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers. The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 137 farms, comprised of approximately 101,000 acres in 13 different states, valued at approximately $1.2 billion. Gladstone Land’s farms are predominantly located in regions where its tenants are able to grow fresh, produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. The Company pays monthly distributions to its stockholders and has paid 95 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 20 times over the prior 24 quarters, and the current per-share distribution on its common stock is $0.0449 per month or $0.5388 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneFarms.com.

Forward-Looking Statements

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the captions “Forward-Looking Statements” and “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 19, 2020, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed with the SEC on May 6, 2020, August 5, 2020 and November 4, 2020, respectively, and our other filings with the SEC including the preliminary prospectus supplement and the final prospectus supplement (when available). The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

SOURCE Gladstone Land Corporation

For further information: Investor Relations, +1-703-287-5893